EXHIBIT 99.1

SP Plus Corporation Announces Date for 2019 Annual Meeting

CHICAGO, March 12, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ: SP) today announced that its 2019 annual meeting of stockholders will be held on May 8, 2019, at 2:00 p.m., local time, at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois.  It also has set the close of business on March 29, 2019, as the record date for the annual stockholders meeting.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 20,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

Media Contacts:
Vance C. Johnston	Rachel Schacter
Chief Financial Officer	ICR
(312) 521-8409	(646) 277-1243
vjohnston@spplus.com	rachel.schacter@icrinc.com